Exhibit 99.1

Consent of Director Nominee

Yandex N.V. is filing a Registration Statement on Form F-1 (Registration No. 333-                ) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of Class A shares of Yandex N.V. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Yandex N.V. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Charles Ryan

Name: Charles Ryan
Date: April 19, 2011